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                                                                   Exhibit 10.13


          SUMMARY OF TERMS OF EXECUTIVE CHANGE-IN-CONTROL AGREEMENT FOR

                         ALAN GOLDSWORTHY AND ED TERINO

     1. NATURE OF AGREEMENT. This Agreement is not an employment contract and does not specify any terms or conditions of employment. It provides for certain severance benefits to the Executive in the event his/her employment is terminated under specified circumstances following a Change in Control of the Company.

     2. TERM OF AGREEMENT. This Agreement takes effect upon execution and expires on December 31, 2002; provided that (i) it is subject to automatic one-year extensions unless prior notice of termination is given by the Company and (ii) the Executive is entitled to the severance benefits provided therein if a Change in Control occurs during the term of this Agreement and the Executive's employment is terminated under specified circumstances within 12 months after such Change in Control.

     3. KEY DEFINITIONS.

          a. CHANGE IN CONTROL means, in summary: (i) the acquisition by a party or a group of 50% or more of the outstanding stock of the Company; (ii) a change, without Board of Directors approval, of a majority of the Board of Directors; (iii) the acquisition of the Company by means of a reorganization, merger, consolidation or asset sale; or (iv) the approval of a liquidation or dissolution of the Company.

          b. CAUSE means, in summary: (i) the Executive's willful and continued failure to substantially perform his reasonable assigned duties (which failure continues after a 30-day cure period); or (ii) the Executive's willful engagement in illegal conduct or gross misconduct injurious to the Company.

          c. GOOD REASON means, in summary, a good faith determination by the Executive that there has occurred: (i) a diminution in the Executive's position, authority or responsibilities; (ii) a reduction in his/her salary or benefits;
(iii) a relocation of the Executive; or (iv) a breach of an employment contract with the Executive.

     4. SEVERANCE BENEFITS.

          a. STOCK OPTION ACCELERATION. Upon a Change in Control, all outstanding stock options of the Executive shall become exercisable in full. This benefit accrues to the Executive irrespective of whether an employment termination occurs.

          b. REPAYMENT OF NOTE. Upon a Change in Control, the Executive shall have the right and option to repay his Secured Promissory Note in the original principal amount of $225,001.88, in the case of Alan Goldsworthy, or $180,000.63, in the case of Ed Terino, by applying against the outstanding balance of the Note the amount of cash and/or securities (based on their fair market value) received by the Executive in exchange for the shares of common stock pledged to the Company as security for the Note. If the Executive exercises this right, (i) any remaining balance on the Note shall be forgiven by the Company and (ii) the Company shall pay a "gross up" payment to the Executive to cover the tax liabilities of the


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Executive attributable to the forgiveness of the Note. This benefit accrues to the Executive irrespective of whether an employment termination occurs.

          c. TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason within 12 months following a Change in Control, the Executive shall receive a continuation of base pay (including salary and target bonus) and all employee benefits during the 12-month period following employment termination.

          d. OTHER EMPLOYMENT TERMINATIONS. In general, if the Executive's employment terminates for any reason prior to a Change in Control or for any reason other than a termination without Cause or for Good Reason following a Change in Control, the Executive shall not receive the benefits described in the preceding paragraph.

          e. TAX TREATMENT. The Internal Revenue Code imposes certain tax penalties on both the Company and the Executive if the amount of severance payments to the Executive following a Change in Control exceeds certain limits (generally three times the average of the Executive's compensation over the previous five years). The Retention Agreement provides that the Company shall make a "gross up" payment to the Executive such that his net after-tax severance benefits are equal to what he would have received absent the penalty tax.

          f. NO MITIGATION. The severance benefits payable to the Executive are not reduced by payments received by the Executive from a subsequent employer.

     5. EXPENSES. The Company must pay, as incurred, all expenses which the Executive reasonably incurs as a result of any dispute relating to this Agreement (regardless of the outcome of such dispute).


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                      EXECUTIVE CHANGE-IN-CONTROL AGREEMENT


     THIS EXECUTIVE RETENTION AGREEMENT by and between Applix, Inc., a Massachusetts corporation (the "Company"), and Alan Goldsworthy (the "Executive") is made as of July___, 2001 (the "Effective Date").

     WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders, and

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company's key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances.

     NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive's employment with the Company is terminated under the circumstances described below subsequent to a Change in Control (as defined in Section 1.1).

     1.   KEY DEFINITIONS.

     As used herein, the following terms shall have the following respective meanings:

          1.1 "CHANGE IN CONTROL" means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

               (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); PROVIDED, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the


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Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and
(ii) of subsection (c) of this Section 1.1; or

               (b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term "Continuing Director" means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; PROVIDED, HOWEVER, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

               (c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a "Business Combination"), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the "Acquiring Corporation") in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

               (d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

          1.2 "CHANGE IN CONTROL DATE" means the first date during the Term (as defined in Section 2) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs,
(b) the Executive's employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is


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reasonably demonstrated by the Executive that such termination of employment (i)
was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the "Change in Control Date" shall mean the date immediately prior to the date of such termination of employment.

          1.3  "CAUSE" means:

               (a) the Executive's willful and continued failure to substantially perform his reasonable assigned duties as an officer of the Company (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive's duties; or

               (b) the Executive's willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

     For purposes of this Section 1.3, no act or failure to act by the Executive shall be considered "willful" unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company.

          1.4 "GOOD REASON" means the occurrence, without the Executive's written consent, of any of the events or circumstances set forth in clauses (a) through (g) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section 3.2(a)) given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the Executive).

               (a) the assignment to the Executive of duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting requirements), authority or responsibilities in effect immediately prior to the earliest to occur of (i) the Change in Control Date,
(ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of Directors of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the "Measurement Date"), or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities; provided, however, that if the Executive terminates his employment for Good Reason pursuant to this paragraph, he must provide to the Company or the acquiring entity, during the three month period following the Change in Control Date, such cooperation as the Company or acquiring entity may reasonably request with respect to transition matters, which cooperation shall not entail a commitment by the Executive of more than 40 hours per month;


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               (b) a reduction in the Executive's annual base salary as in effect on the Measurement Date or as the same was or may be increased thereafter from time to time;

               (c) the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a "Benefit Plan") in which the Executive participates or which is applicable to the Executive immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, (ii) continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, than the basis existing immediately prior to the Measurement Date or (iii) award cash bonuses to the Executive in amounts and in a manner substantially consistent with past practice in light of the Company's financial performance;

               (d) a change by the Company in the location at which the Executive performs his principal duties for the Company to a new location that is both (i) outside a radius of 35 miles from the Executive's principal residence immediately prior to the Measurement Date and (ii) more than 20 miles from the location at which the Executive performed his principal duties for the Company immediately prior to the Measurement Date; or a requirement by the Company that the Executive travel on Company business to a substantially greater extent than required immediately prior to the Measurement Date;

               (e) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 6.1;

               (f) any failure of the Company to pay or provide to the Executive any portion of the Executive's compensation or benefits due under any Benefit Plan within seven days of the date such compensation or benefits are due, or any material breach by the Company of this Agreement or any employment agreement with the Executive.

     For purposes of this Agreement, any good faith determination of "Good Reason" made by the Executive shall be conclusive, binding and final. The Executive's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

          1.5 "DISABILITY" means the Executive's absence from the full-time performance of the Executive's duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

     2. TERM OF AGREEMENT. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the


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Term, (b) the termination of the Executive's employment prior to the Change in
Control Date, (c) the date 12 months after the Change in Control Date, if the Executive is still employed by the Company as of such later date, or (d) the fulfillment by the Company of all of its obligations under Sections 4 and 5.2 if the Executive's employment with the Company terminates within 12 months following the Change in Control Date. "Term" shall mean the period commencing as of the Effective Date and continuing in effect through December 31, 2002; PROVIDED, however, that commencing on January 1, 2003 and each January 1 thereafter, the Term shall be automatically extended for one additional year unless, not later than 90 days prior to the scheduled expiration of the Term (or any extension thereof), the Company shall have given the Executive written notice that the Term will not be extended.

     3.   EMPLOYMENT STATUS; TERMINATION FOLLOWING CHANGE IN CONTROL.

          3.1 NOT AN EMPLOYMENT CONTRACT. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time. If the Executive's employment with the Company terminates for any reason and subsequently a Change in Control shall occur, the Executive shall not be entitled to any benefits hereunder except as otherwise provided pursuant to
Section 1.2.

          3.2  TERMINATION OF EMPLOYMENT.

               (a) If the Change in Control Date occurs during the Term, any termination of the Executive's employment by the Company or by the Executive within 12 months following the Change in Control Date (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the "Notice of Termination"), given in accordance with Section 7. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the "Date of Termination") shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive's death, or the date of the Executive's death, as the case may be. In the event the Company fails to satisfy the requirements of Section 3.2(a) regarding a Notice of Termination, the purported termination of the Executive's employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

               (b) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.


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               (c) Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause. Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Executive shall be entitled to a hearing before the Board of Directors of the Company at which he may, at his election, be represented by counsel and at which he shall have a reasonable opportunity to be heard. Such hearing shall be held on not less than 15 days prior written notice to the Executive stating the Board of Directors' intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board of Directors believes constitutes Cause for termination.

     4.   BENEFITS TO EXECUTIVE.

          4.1  STOCK ACCELERATION AND REPAYMENT OF PROMISSORY NOTE.

               (a) If the Change in Control Date occurs during the Term, then, effective upon the Change in Control Date, (i) each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full and will no longer be subject to a right of repurchase by the Company and (ii) each outstanding restricted stock award shall be deemed to be fully vested and will no longer be subject to a right of repurchase by the Company.

               (b) If the Change in Control Date occurs during the Term, then, effective upon the Change in Control Date, the Executive shall have the right and option to repay the Secured Promissory Note, dated July 31, 2000, in the original principal amount of $225,001.88 (the "Note"), by applying against the outstanding balance of the Note the amount of cash and/or securities (based on the fair market value of such securities on the Change in Control Date) received by the Executive in exchange for the 51,429 shares of the Company's common stock which the Executive has pledged as collateral security for his obligations under the Note. In the event the Executive exercises his right under this Section 4.1(b), (i) any remaining balance on the Note shall be forgiven by the Company and (ii) the Company shall pay to the Executive an amount equal to the sum of
(A) the amount necessary to pay all taxes imposed on (or economically borne by) the Executive attributable to the Company's forgiveness of the balance of the Note and (B) the amount necessary to pay all additional taxes imposed on (or economically borne by) the Executive attributable to the receipt of the payment described in clause (A). For purposes of the preceding sentence, all taxes shall be computed assuming the application of the maximum rates provided by law.

          4.2 COMPENSATION. If the Change in Control Date occurs during the Term and the Executive's employment with the Company terminates within 12 months following the Change in Control Date, the Executive shall be entitled to the following benefits:

               (a) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive's employment with the Company is terminated by the Company (other than for Cause, Disability or Death) or by the Executive for Good Reason within 12 months following the Change in Control Date, then the Executive shall be entitled to the following benefits:


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                    (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the sum of (A) the Executive's base salary through the Date of Termination, (B) the product of (x) the annual bonus paid or payable (including any bonus or portion thereof which has been earned but deferred) for the most recently completed fiscal year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and
(C) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the "Accrued Obligations");

                    (ii) for 12 months after the Date of Termination, the Company shall continue to pay to the Executive (A) his highest annual base salary during the three-year period prior to the Date of Termination and (B) the amount of his target annual bonus for the calendar year during which the Date of Termination occurs (payable in annualized monthly installments);

                    (iii) for 12 months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive and the Executive's family at least equal to those which would have been provided to them if the Executive's employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date or, if more favorable to the Executive and his family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; PROVIDED, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family;

                    (iv) to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive's termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

                    (v) for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits to which the Executive is entitled, the Executive shall be considered to have remained employed by the Company until 12 months after the Date of Termination.

               (b) RESIGNATION WITHOUT GOOD REASON; TERMINATION FOR DEATH OR DISABILITY. If the Executive voluntarily terminates his employment with the Company within 12 months following the Change in Control Date, excluding a termination for Good Reason, or if the Executive's employment with the Company is terminated by reason of the Executive's death or Disability within 12 months following the Change in Control Date, then the Company shall


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(i) pay the Executive (or his estate, if applicable), in a lump sum in cash within 30 days after the Date of Termination, the Accrued Obligations and (ii) timely pay or provide to the Executive the Other Benefits.

               (c) TERMINATION FOR CAUSE. If the Company terminates the Executive's employment with the Company for Cause within 12 months following the Change in Control Date, then the Company shall (i) pay the Executive, in a lump sum in cash within 30 days after the Date of Termination, the sum of (A) the Executive's annual base salary through the Date of Termination and (B) the amount of any compensation previously deferred by the Executive, in each case to the extent not previously paid, and (ii) timely pay or provide to the Executive the Other Benefits.

          4.3  TAXES.

               (a) In the event that the Company undergoes a "Change in Ownership or Control" (as defined below), the Company shall, within 30 days after each date on which the Executive becomes entitled to receive (whether or not then due) a Contingent Compensation Payment (as defined below) relating to such Change in Ownership or Control, determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which of the payments or benefits due to the Executive (under this Agreement or otherwise) following such Change in Ownership or Control constitute Contingent Compensation Payments, (ii) the amount, if any, of the excise tax (the "Excise Tax") payable pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), by the Executive with respect to such Contingent Compensation Payment and (iii) the amount of the Gross-Up Payment (as defined below) due to the Executive with respect to such Contingent Compensation Payment. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the "Executive Response") stating either (A) that he agrees with the Company's determination pursuant to the preceding sentence or
(B) that he disagrees with such determination. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company's initial determination shall be final. If the Executive states in the Executive Response that he disagrees with the Company's determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settle exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Within 90 days after the due date of each Contingent Compensation Payment to the Executive, the Company shall pay to the Executive, in cash, that portion of the Gross-Up Payment with respect to such Contingent Compensation Payment as to which there is no dispute between the Company and the Executive. The balance of such Gross-Up Payment, if any, shall be made within three business days following the resolution of such dispute.

               (b) For purposes of this Section 4.3, the following terms shall have the following respective meanings:


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                    (i) "Change in Ownership or Control" shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with
Section 280G(b)(2) of the Code.

                    (ii) "Contingent Compensation Payment" shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a "disqualified individual" (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

                    (iii) "Gross-Up Payment" shall mean an amount equal to the sum of (i) the amount of the Excise Tax payable with respect to a Contingent Compensation Payment and (ii) the amount necessary to pay all additional taxes imposed on (or economically borne by) the Executive (including the Excise Taxes, state and federal income taxes and all applicable withholding taxes) attributable to the receipt of such Gross-Up Payment. For purposes of the preceding sentence, all taxes attributable to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rates provided by law.

               (c) The provisions of this Section 4.3 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

          4.4 MITIGATION. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as provided in Section 4.2(a)(ii), the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

          4.5 OUTPLACEMENT SERVICES. In the event the Executive is terminated by the Company (other than for Cause, Disability or Death), or the Executive terminates employment for Good Reason, within 12 months following the Change in Control Date, the Company shall provide outplacement services through one or more outside firms of the Executive's choosing up to an aggregate of $25,000, with such services to extend until the earlier of (i) 12 months following the termination of Executive's employment or (ii) the date the Executive secures full time employment.

     5.   DISPUTES.

          5.1 SETTLEMENT OF DISPUTES; ARBITRATION. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with


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this Agreement shall be settled exclusively by arbitration in Boston,
Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

          5.2 EXPENSES. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

     6.   SUCCESSORS.

          6.1 SUCCESSOR TO COMPANY. The Company shall require any person or entity that purchases all or substantially all of the assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such purchase had taken place. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

          6.2 SUCCESSOR TO EXECUTIVE. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

     7. NOTICE. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 112 Turnpike Road, Westboro, Massachusetts 01581, and to the Executive at 282 Commonwealth Avenue, Newton, Massachusetts 02467 (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

     8.   MISCELLANEOUS.


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          8.1 EMPLOYMENT BY SUBSIDIARY. For purposes of this Agreement, the
Executive's employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

          8.2 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          8.3 INJUNCTIVE RELIEF. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

          8.4 GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

          8.5 WAIVERS. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

          8.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

          8.7 TAX WITHHOLDING. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

          8.8 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements (including but not limited to the Executive Option Acceleration Agreement, dated June 9, 2000, between the Company and the Executive (the "Option Acceleration Agreement"), and the letter agreement dated December 3, 1999 between the Company and the Executive (the "Letter Agreement")), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. Notwithstanding the foregoing, in the event that this Agreement is terminated as a result of (a) the expiration of the Term prior to the occurrence of a Change in Control or (b) the termination of the Executive's employment by the Company prior to the Change in Control Date, the Option Acceleration Agreement and Letter Agreement shall not be superseded and shall continue in full force and effect in accordance with their respective terms.

          8.9 AMENDMENTS. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

                  [Remainder of page intentionally left blank.]


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                                             Applix, Inc.

                                             By:________________________________

                                             Title:_____________________________


                                             ___________________________________
                                             Alan Goldsworthy



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